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[Medical Assurance Letterhead]                                      NEWS RELEASE

                                                                 Frank B. O'Neil
                                 Senior Vice President, Corporate Communications
                                   205-877-4460 - 800-282-6242 - foneil@maih.com

MEDICAL ASSURANCE AND PROFESSIONALS GROUP TO CONSOLIDATE

BIRMINGHAM, AL and OKEMOS, MI - (BUSINESS WIRE) - June 23, 2000 - Medical Assurance, Inc. (NYSE: MAI) and Professionals Group, Inc. (NASDAQ: PICM) today jointly announced that they have signed a definitive agreement to consolidate the two companies. The agreement is subject to required regulatory and shareholder approvals and is expected to be completed in early 2001.

"Both Medical Assurance and Professionals Group have met the unique challenges required to expand and succeed in a very competitive segment of the insurance industry, and each brings a track record of experience and commitment to this merger. We are confident this combination will enhance the financial security our policyholders count on, and produce the long-term value our shareholders are seeking," said Medical Assurance's President, Chairman and CEO, A. Derrill Crowe, M.D. He added, "the inclusion of the successful personal lines insurance operations of MEEMIC Holdings, Inc., a subsidiary of Professionals Group, provides an attractive and proven element of diversification for our shareholders."

Victor T. Adamo, President and CEO of Professionals Group, said the two companies' shared history and commitment to policyholders makes the consolidation a strong fit. Mr. Adamo said, "Medical Assurance and ProNational, the medical liability insurance company of Professionals Group, share a significant presence in key markets such as Ohio, Indiana, and Florida, and the geographic distribution of remaining business will make the emerging company a leader throughout the South, Midwest and East." William H. Woodhams, M.D., the Chairman of Professionals Group, added, "We expect this consolidation to produce a management team with a shared vision of excellence and a commitment to success that will make our new company even stronger as we move forward."

Under terms of the definitive agreement the two parties will form a new holding company, Medical and Professionals Assurance, Inc., that will own all of the stock of Medical Assurance and Professionals Group. Dr. Crowe will serve as Chairman of the new holding company and Mr. Adamo will be Vice-Chairman. Medical Assurance, ProNational and MEEMIC will continue to serve policyholders under the umbrella of the new holding company.

Medical and Professionals Assurance, Inc., will have combined total premium writings of $426 million and combined medical liability premiums of $281 million, based on 1999 data, making it the nation's third largest writer of liability insurance for health care professionals and facilities. The resulting group will have assets of approximately $2 billion, making it one of the strongest company groups focusing primarily on health care liability.

Medical Assurance shareholders will exchange their shares on a one-for-one basis; Professionals Group shareholders will receive their choice of $12.00 in cash and $14.00 in shares of stock in the new holding company (based on the value of Medical Assurance stock during a period preceding closing), or $26.00 in cash, for each share of Professionals Group stock they own.

Medical Assurance's Board is being advised by First Union Securities, Inc., and the Board of Professionals Group is being advised by Cochran, Caronia & Co.; both Boards have approved the transaction and recommend that their respective shareholders approve the consolidation. Because of the substantial length of time prior to the projected closing of the transaction, each Company's Board of Directors has reserved the right to review alternatives to the consolidation, should either Board determine such an alternative to be in the best interest of its shareholders.


                                     -more-
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[Medical Assurance Letterhead]                            NEWS RELEASE CONTINUES

ABOUT MEDICAL ASSURANCE, INC.

Medical Assurance's financial strength is recognized by Standard and Poor's, which rates Medical Assurance's Claims Paying Ability as A+, and by A. M. Best, which awards Medical Assurance a rating of A (Excellent), the highest rating given to insurance groups specializing in health care liability.

Medical Assurance is a leader in providing excellent customer service and innovative, cost-effective malpractice protection to physicians, hospitals, dentists, and health care organizations. The Company serves more than 22,000 insureds from a national headquarters in Birmingham, Alabama and regional offices in Indianapolis, Indiana; Charleston, West Virginia; and Springfield and St. Louis, Missouri; as well as satellite offices throughout the Southeast and Midwest. The Company is expanding its insurance operations in response to the ever-changing needs of health care professionals and facilities, and continues to investigate the feasibility of growth through acquisition or other business combinations.

ABOUT PROFESSIONALS GROUP, INC.

Professionals Group is an insurance holding company traded under the symbol "PICM" on the NASDAQ National Market. Professionals Group provides medical professional liability insurance and related services through its wholly owned subsidiary, ProNational Insurance Company. ProNational is among the top twenty writers of medical malpractice insurance in the United States with approximately 15,000 policyholders, including physicians, dentists, hospitals, and other health care providers and institutions in eight states including Michigan, Illinois, Indiana, Ohio, and Florida. ProNational is rated A- (Excellent) by A.M. Best and A- by Standard and Poor's.

Professionals Group owns 77% of MEEMIC Holdings, Inc. (NASDAQ: MEMH) which provides personal auto and homeowners coverages to approximately 120,000 educational employees and other Michigan based policyholders through MEEMIC Insurance Company. MEEMIC is rated A- (Excellent) by A.M. Best.

This news release contains historical information as well as forward-looking statements that are based upon estimates and anticipation of future events by Medical Assurance, Inc. and/or Professionals Group, Inc. that are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. The expectations of either or both companies regarding losses, the retention of current business, expansion of product lines, and development of business in new geographical areas depend on a variety of factors, including economic, legal, competitive, and market conditions which may be beyond either company's control and are thus difficult or impossible to predict. In view of the many uncertainties inherent in the forward-looking statements made in this document, the inclusion of such information should not be taken as representation by either or both Companies or any other person, that the objectives or plans of Medical Assurance, Inc. and/or Professionals Group, Inc. will be realized.


                                Company Contacts


               MEDICAL ASSURANCE                                  PROFESSIONALS GROUP
               -----------------                                  -------------------
                Frank B. O'Neil                                      John F. Lang
Senior Vice President, Corporate Communications          Treasurer and Chief Financial Officer
          205-877-4460 - 800-282-6242                         517-347-6207 - 800-292-1036
                foneil@maih.com                                  jlang@pronational.com


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